CONSENT OF INDEPENDENT AUDITORS


           We consent to the inclusion in this Amendment No.4 to the Registration Statement on Form SB-2 being filed by ObjectSoft Corporation, of our report dated March 2, 1996 (with respect to Note M August 15, 1996), on the financial statements of ObjectSoft Corporation as at December 31, 1995 and for each of the two years in the period then ended. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts."





/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP

Florham Park, New Jersey

November 7, 1996